QUANTITATIVE GROUP OF FUNDS
                               55 Old Bedford Road
                                Lincoln, MA 01773



October 1, 2004



Dear Fund Shareholder:


As of July 19, 2004, PanAgora Asset Management, Inc. ("PanAgora") the investment sub-adviser to the Quantitative Emerging Markets Fund (the "Fund") has had a change of ownership levels that resulted in a change of control in the entities that own PanAgora.

The next few pages of this package feature more information regarding this transaction. The Fund does not anticipate that this transaction will have any material impact on how the Fund is managed on a day-to-day basis.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund. If you have any questions, please call us at (800) 331-1244.



 Sincerely,



 Willard Umphrey
  President and Chairman

                           QUANTITATIVE GROUP OF FUNDS
                               55 Old Bedford Road
                                Lincoln, MA 01773


                              INFORMATION STATEMENT

            TO SHAREHOLDERS OF THE QUANTITATIVE EMERGING MARKETS FUND

This document is an Information Statement and is being furnished to shareholders of the Quantitative Emerging Markets Fund (the "Fund") in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the "SEC"). The Fund is a non-diversified series of Quantitative Group of Funds (the "Trust"). Quantitative Investment Advisors, Inc. (the "Manager") serves as manager to the Fund and PanAgora Asset Management, Inc. ("PanAgora"), serves as investment sub-adviser to the Fund. As investment sub-adviser, PanAgora provides the day-to-day management of the Fund's investments, subject to the overall supervision of the Manager.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The purpose of this Information Statement is to provide you with information regarding certain changes in the ownership levels that have resulted in a change of control of the Fund's investment sub-adviser: PanAgora.

This Information Statement will be mailed on or about October 1, 2004, to shareholders of record of the Fund as of August 31, 2004 (the "Record Date"). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions from the shareholders. As of the Record Date, 2,996,692 Ordinary shares and 63,482 Institutional shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. As of the Record Date, Willard L. Umphrey owned 1.28% of the outstanding shares of the Fund. No other executive officers or Trustees owned more than 1% of the Fund. YOU MAY OBTAIN A COPY OF THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY CALLING 1-800-331-1244, ACCESSING OUR WEBSITE AT WWW.QUANTFUNDS.COM OR WRITING TO QUANTITATIVE GROUP OF FUNDS, 55 Old Bedford Road, Lincoln, MA 01773.


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

As described more fully below, on July 19, 2004 a transaction (see "The Transaction" below) was consummated involving PanAgora Asset Management, Inc. ("PanAgora") (the "Transaction"). Such Transaction constituted an "assignment," as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), of the sub-advisory agreement in effect at the time of the Transaction (the "Prior Agreement") between the Fund, PanAgora and the Manager. As required under the 1940 Act, the Prior Agreement provided for its automatic termination in the event of its assignment. As described more fully below under "Description of Prior Agreement and New Agreement," the Fund, PanAgora and the Manager entered into a new sub-advisory agreement ("New Agreement") that was substantially identical to the Prior Agreement on or about July 14, 2004 ("Transaction Date").

The New Agreement was approved by a majority of the Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust on April 27, 2004. Information relating to the New Agreement is set forth below under the "Description of Prior Agreement and New Agreement."

The Transaction

PanAgora, a Delaware corporation, is a registered investment adviser with approximately $13.4 billion in assets under management as of June 30, 2004. Prior to the Transaction Date Nippon Life Insurance Company ("Nippon Life") owned 50% of the outstanding shares of PanAgora. Putnam Investments, LLC ("Putnam"), the other shareholder of PanAgora, owned 50% of the outstanding shares of PanAgora. Putnam is owned by Marsh & McLennan Companies, Inc., a publicly-owned holding company whose principal businesses are international insurance and reinsurance brokerage, employee benefit consulting and investment management. The principal businesses of Nippon Life are insurance (primarily life insurance) and investment management.

On July 19, 2004, Putnam and Nippon Life entered into a share purchase agreement (the "Purchase Agreement") pursuant to which Putnam acquired a majorityownership of PanAgora. Under the terms of the Purchase Agreement, Putnam acquired an additional 30% of the outstanding voting stock of PanAgora from Nippon Life for an undisclosed amount. The Transaction was completed on July 19, 2004, the date the Purchase Agreement was signed.

As a result of the Transaction, Putnam gained control of PanAgora, having acquired 80% of the outstanding voting stock of PanAgora, while the remainder of PanAgora's voting stock (20%) continued to be held by Nippon Life. Senior management at PanAgora has retained its 15% non-voting interest in PanAgora. William Poutsiaka, PanAgora's President and Chief Executive Officer, became Chairman of PanAgora. Eric Sorensen, Ph.D., Putnam's Chief Investment Officer for Structured Equity Products, has become PanAgora's President and Chief Executive Officer. Edgar Peters, PanAgora's Chief Investment Officer and Head of Strategy, continues in the role he served in prior to the Transaction Date.

Putnam, Nippon Life, and PanAgora do not presently intend for the Transaction to affect the operating autonomy of PanAgora. In addition, Putnam has advised PanAgora (1) that it presently anticipates that the senior portfolio management teams of PanAgora would continue in their present capacities and has put in place short-term compensation guarantees to support this outcome; (2) that the eligibility of PanAgora, under the Investment Advisers Act of 1940, as amended, to serve as a sub-adviser to the Fund would not be affected by the Transaction; and (3) that PanAgora would be able to continue to provide advisory and management services with no material changes in operating conditions. Putnam has also advised PanAgora that it currently anticipates that the Transaction would not affect the ability of PanAgora to fulfill its obligations under the New Agreement.

PanAgora has informed the Trust that it has determined that that the scope and quality of services that would be provided to the Fund under the New Agreement would be at least equivalent to the scope and quality of services provided under the Prior Agreement.

Description of Prior and New Agreements

New Agreement: Under the New Agreement, PanAgora receives a fee from the Manager of 0.40% of the aggregate average daily net asset value of the Fund. Such fee is paid by the Manager and not by the Fund out of the management fee paid by the Trust to the Manager pursuant to a management agreement between the Trust and the Manager.

The New Agreement provides, subject always to the supervision of the Trustees and the Manager, that PanAgora will furnish continuously an investment program for the Fund, make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments in accordance with the Fund's Prospectus and Statement of Additional Information. The New Agreement also requires PanAgora to furnish, at its expense (1) all necessary investment and management facilities, including salaries of personnel; (2) records relating to the purchase, sale or current status of portfolio securities; (3) provide clerical personnel and equipment necessary for the efficient rendering of investment advice to the Fund; (4) furnish to the Manger such reports and records regarding the Fund and PanAgora as the Manger or the Trustees shall from time-to-time request; and (5) upon reasonable notice, review written references to PanAgora, or its methodology, whether in a Prospectus, Statement of Additional Information, sales and marketing materials or otherwise.

The New Agreement provides that it will continue in effect for an initial term of two years from its date of execution (July 14, 2004) and thereafter so long as it is approved at least annually in accordance with the 1940 Act. The 1940 Act requires that, after the initial two-year term, all sub-advisory agreements be approved at least annually by (1) the vote, cast in person at a meeting called for the purpose, of a majority of the non-interested Trustees and (2) the majority vote of the full Board of Trustees or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. The New Agreement terminates automatically in the event of its assignment or the termination of the management contract between the Manger and the Trust; and may be terminated without penalty by the Trust (through action of the Trust's Board of Trustees or a majority of the outstanding voting securities of the
Fund) at any time, on written notice to the Manager and PanAgora, by the Manager on sixty days' written notice to PanAgora and by PanAgora on 150 days' written notice to the Manager. Under an exemptive order granted by the SEC, the Manager may enter into new or modified sub-advisory agreements with existing or new investment sub-advisors without the approval of the Fund's shareholders, provided that an Information Statement is sent to shareholders of the affected portfolios explaining any changes and disclosing the aggregate fees paid to the sub-advisors as a result of those changes. The Board of Trustees reviews the sub-advisory agreements annually.

The New Agreement provides that PanAgora shall not be subject to any liabilities of the Trust, the Fund or the Manger, or to any shareholder, officer, director or Trustee, for any act or omission in the course of, or connected with, rendering services thereunder, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

Prior Agreement: There are no material differences between the New Agreement and the Prior Agreement, except that the New Agreement contains a new effective date. The Prior Agreement, dated October 20, 2003, was approved by the Board of Trustees, including a majority of the non-interested Trustees, on October 20, 2003, in connection with a change of investment sub-adviser to PanAgora.

Trustee Review: The Board of Trustees, including a majority of the non-interested Trustees, considered and approved the Proposed Agreement at a meeting held on April 27, 2004. The Trustees, including the non-interested Trustees, reviewed all material provided by PanAgora and its affiliates, and requested and received all information which they deemed relevant to form a judgment as to whether the Proposed Agreement is in the best interests of the Fund and its shareholders.

The non-interested Trustees considered the fact that the New Agreement would, except as described herein, have terms and conditions identical to those of the Prior Agreement and considered certain representations of Putnam and PanAgora, described above in the section entitled "The Transaction," with respect to PanAgora's ability to continue to provide advisory and management services with no material changes in operating conditions.

The Trustees also considered that PanAgora has represented to them that the scope and quality of services to be provided to the Fund under the New Agreement will be at least equivalent to the scope and quality of services provided under the Prior Agreement.

Based on the foregoing, the Trustees concluded that the approval of the New Agreement was in the best interests of the Fund and its shareholders.

Description of PanAgora

PanAgora, located at 260 Franklin Street, Boston, Massachusetts 02110, was founded in 1985, organized in 1989. Headquartered in Boston, the firm manages $13.4 billion in assets (as of June 30, 2004) for pension plans, endowments, foundations, unions, and financial service providers around the globe. The firm also maintains partnerships in Europe and Asia. David P. Nolan, CFA has primary responsibility for sub-advising the Fund's assets. Mr. Nolan joined PanAgora in 2003 and was previously with Independence Investment LLC from 1989-2003, where he managed the Fund along with other emerging markets and developed markets portfolios.

PanAgora invests the Fund's portfolio using the firm's Emerging Markets Equity strategy. PanAgora's Emerging Markets Equity strategy invests in equity securities in emerging markets around the globe. Its goal is to exceed the performance of the Morgan Stanley Capital International Emerging Market Index, over the long term, within a risk-controlled framework.

The principal executive officer of PanAgora is William J. Poutsiaka. The principal occupation of Mr. Poutsiaka is as President and Chief Executive Officer of PanAgora. As of the Transaction Date, the following individuals serve as a director of PanAgora:

Name                                          Principal Occupation

John F. Boneparth                             Senior Managing Director of
                                              Putnam

Woody E. Bradford                             Managing Director of Putnam

Jeffrey L. Gould                              Managing Director of Putnam

Amrit Kanwa                                   Senior Managing Director and
                                              Chief Financial Officer of Putnam

Francis J. McNamara, III                      Chief Legal Officer of Putnam

Steve Oristaglio                              Senior Managing Director of
                                              Putnam

William J. Poutsiaka                          Chairman of PanAgora

Eric Sorensen                                 President and Chief Executive
                                              Officer of PanAgora

Kiyoshi Ujihara                               Director of Nippon Life

Yoshikazu Takeda                              Director  and General  Manager
                                              for the Americas and Europe of
                                              NLI International


The principal business address of PanAgora and Messrs. Poutsiaka and Sorensen is 260 Franklin Street, Boston, MA 02110. The principal business address of Putnam, Messrs. Spiegel, Boneparth, Bradford, Gould, Kanwal, McNamara and Oristaglio is One Post Office Square, Boston, MA 02109. The principal business address of Nippon Life and Mr. Ujihara is 1-2-2 Yurakucho Chiyodo-Ku, Tokyo 100-8444, Japan. The principal business address of Mr. Takeda is 1251 Avenue of the Americas, Suite 5210, New York, NY 10020-1198.

Description of the Manager and Existing Management Agreement

Quantitative Investment Advisors, Inc. (the "Manager") serves as the Fund's investment manager pursuant to a management contract (the "Management Agreement") dated January 31, 1999. The directors and principal executive officers of the Manager are:

            Willard L. Umphrey    Director/President
            Leon Okurowski        Vice President/Treasurer/Director
            Elizabeth A. Watson   Vice President and General Counsel

The Fund's initial shareholders approved an effective overall management and advisory fee level of 0.80% which represented the management fee to be paid to the Manager. The effective overall management and advisory fee level under the current sub-advisory arrangements remains at 0.80%. The Manager will manage, supervise and conduct the affairs and business of the Fund and matters incidental thereto. The Management Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and the Management Agreement shall not be amended as to any series of the Trust ("Series") unless such amendment is approved at a meeting by an affirmative vote of a majority of the outstanding shares of the Series, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager or of the Advisor. The Management Agreement will continue in effect only if approved annually by a majority of the Board of Trustees, including a majority of non-interested Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

Affiliated Brokers

The Fund paid no commissions to affiliated brokers as of the fiscal year ended March 31, 2004.

Other Investment Companies

PanAgora does not provide investment advisory services to other investment companies with an investment objective that might be deemed similar to that of the Fund.

General Information

The Trust is a management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and was organized as a Massachusetts business trust on June 27, 1983. The Trust's principal executive office is located at 55 Old Bedford Road, Lincoln, MA 01773. The principal offices of the principal underwriter of the Fund, U.S. Boston Capital Corporation, are located at 55 Old Bedford Road, Lincoln, MA 01773. The Fund's custodian is State Street Kansas City, located at 801 Pennsylvania Ave., Kansas City, MO 64105. The Fund's counsel is Kirkpatrick & Lockhart LLP, located at 75 State Street, Boston, MA 02109.


  YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION
 STATEMENT OR A COPY OF THE FUND'S MOST RECENT ANNUAL OR
  SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY
  WRITING TO QUANTITATIVE INVESTMENT ADVISORS AT 55 OLD
    BEDFORD ROAD, LINCOLN, MA 01773, BY CALLING (800)
         331-1244 OR BY ACCESSING OUR WEBSITE AT
WWW.QUANTFUNDS.COM.

                        APPENDIX A

         As of August 31, 2004, the following persons owned of record, or were known to own beneficially, 5% or more of the outstanding shares of the Quantitative Emerging Markets Fund.

                              Owner of Record              Beneficial Owner          Percentage of Shares
Institutional Shares

Willard L. Umphrey            Willard L. Umphrey           Willard L. Umphrey *      61.77%
10 Florio Drive
Concord, MA  01779

Frederick S. Marius           Frederick S. Marius          Frederick S. Marius       5.24%
41 Myrtle Terrace
Winchester, MA  01890

*Total percentage includes various personal accounts.


                              Owner of Record              Beneficial Owner          Percentage of Shares
Ordinary Shares
Quantitative Group of Funds   Quantitative Group of        Multiple Owners*          17.79%
c/o FSI/Funds Serv Account    Funds c/o FSI/Funds
55 Old Bedford Road           Serv Account
Lincoln, MA  01773

* Account is an omnibus accounts which consists of various owners.